EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The PNC Financial Services Group, Inc. on Form S-8 pertaining to the PFPC Inc. Retirement Savings Plan of our report dated February 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the 2002 change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of The PNC Financial Services Group, Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

May 11, 2004